Exhibit 99.1

Contacts:	LaDuane Clifton, The LGL Group, Inc.:	(407) 298-2000
Email: lclifton@lglgroup.com

The LGL Group, Inc. to Host an Investor Conference Call on Thursday,
August 4, 2011 at 10:30 a.m. EST to Discuss Q2 2011 Earnings Results

Earnings Results to be Published on Wednesday, August 3rd

ORLANDO, FL, July 27, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced that management will hold an investor conference call Thursday, August 4, 2011 at 10:30 a.m. EST.  The purpose of the call is to discuss the Company’s second quarter 2011 earnings results, current business activities and strategy.  The earnings call will follow the Company’s 2011 Annual Meeting of Stockholders, which is scheduled for earlier that day at 9:00 a.m. EST, and will be held at the Union League Club, 38 E. 37th Street, New York, NY, 10016.
A detailed announcement covering the Company’s Q2 2011 earnings will be issued after market close on Wednesday, August 3, 2011.

Presentation materials will be available on the LGL website on Wednesday, August 3, 2011 at 6:00 p.m. EST: www.lglgroup.com.

Participants are invited to “attend” the online meeting using Conferencing Center LIVE; or access the conference call at (800) 895-1241 for domestic callers and (785) 424-1056 for international callers.  The participant code is LGLIR805.

To attend the event, participants are asked to click on the following link: Join the meeting. Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR805; the entry code is: attend.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.